Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS
FULL-YEAR AND FOURTH QUARTER 2004 FINANCIAL RESULTS

CHADDS FORD, Pa., February 10, 2005 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the twelve months and fourth quarter ended December 31, 2004.

Net sales for the year ended December 31, 2004 were $615.1 million compared with $595.6 million for the year ended December 31, 2003. Net income for the year ended December 31, 2004 was $143.3 million versus $69.8 million in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted net income for the year ended December 31, 2004 was $153.7 million compared with $173.6 million in the same period in 2003.

Diluted earnings per share for the year ended December 31, 2004 were $1.08 compared with $0.53 in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the year ended December 31, 2004 were $1.16 compared with $1.31 in the same period in 2003.

Net sales for the fourth quarter were $157.3 million compared with $142.0 million in the fourth quarter of 2003. Net income for the three months ended December 31, 2004 was $29.2 million compared with a net loss of ($31.7) million in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended December 31, 2004 was $31.1 million compared with $37.2 million in the same period in 2003.

Diluted earnings per share for the three months ended December 31, 2004 were $0.22 compared with a net loss per share of ($0.24) in the comparable 2003 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended December 31, 2004 were $0.23 compared with $0.28 in the same period in 2003.

“We are pleased with our performance in 2004 highlighted by the continued strong growth of Lidoderm®,” said Carol A. Ammon, chairman and chief executive officer. “In addition, we launched two branded, patent-protected products in Frova® and DepoDurTM and strengthened our development pipeline. We believe these developments, in addition to the advancement of our near-term product pipeline — including our extended-release and immediate-release oxymorphone tablets, our generic versions of extended-release oxycodone tablets and our generic transdermal fentanyl patch – position us well for future growth.”

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Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:

Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

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Supplemental Financial Information

A reconciliation of net income (loss) as determined by GAAP to adjusted net income for the three months ended December 31, 2004 and December 31, 2003 is as follows:

	(Unaudited)
	Three Months Ended
	December 31,
	2004	2003
	(in thousands,
	except per share data)
GAAP net income (loss)	$29,210	$(31,661)
Add/(Less): Income tax (benefit)	17,922	(23,304)

GAAP income (loss) before income tax (benefit)	47,132	(54,965)
Add: Milestone payments to partners	3,000	—
Add: Compensation related to stock options	—	96,010
Add: Manufacturing costs of oxycodone extended-release	—	24,575
Add: Manufacturing transfer costs	—	1,066
Less: Purchased in-process research and development	—	(6,966)

Adjusted income before income tax	50,132	59,720
Pro forma income tax	19,063	22,472

Adjusted net income	$31,069	$37,248

Diluted weighted average shares outstanding	132,749	132,934

GAAP diluted earnings (loss) per share	$0.22	$(0.24)
Add: Milestone payments to partners, net of tax	0.01	—
Add: Compensation related to stock options, net of tax	—	0.45
Add: Manufacturing costs of oxycodone extended-release, net of tax	—	0.11
Add: Manufacturing transfer costs, net of tax	—	0.01
Less: Purchased in-process research and development, net of tax	—	(0.05)

Adjusted diluted earnings per share	$0.23	$0.28

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A reconciliation of net income as determined by GAAP to adjusted net income for the year ended December 31, 2004 and December 31, 2003 is as follows:

	(Unaudited)
	Year Ended
	December 31,
	2004	2003
	(in thousands,
	except per share data)
GAAP net income	$143,309	$69,790
Add: Income tax	87,787	39,208

GAAP income before income tax	231,096	108,998
Add: Milestone payments to partners	13,000	5,000
Add: Termination of development agreement	3,800	—
Add: Compensation related to stock options	—	144,524
Add: Manufacturing costs of oxycodone extended-release	—	24,575
Add: Manufacturing transfer costs	—	5,750
Less: Purchased in-process research and development	—	(6,966)

Adjusted income before income tax	247,896	281,881
Pro forma income tax	94,169	108,318

Adjusted net income	$153,727	$173,563

Diluted weighted average shares outstanding	132,718	132,439

GAAP diluted earnings per share	$1.08	$0.53
Add: Milestone payments to partners, net of tax	0.06	0.02
Add: Termination of development agreement, net of tax	0.02	—
Add: Compensation related to stock options, net of tax	—	0.67
Add: Manufacturing costs of oxycodone extended-release, net of tax	—	0.11
Add: Manufacturing transfer costs, net of tax	—	0.03
Less: Purchased in-process research and development, net of tax	—	(0.05)

Adjusted diluted earnings per share	$1.16	$1.31

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended December 31, 2004 and December 31, 2003:

	(Unaudited)
	Three Months Ended
	December 31,
	2004	2003
	(in thousands)
GAAP net income (loss)	$29,210	$(31,661)

Add/(Less): Income tax (benefit)	17,922	(23,304)

(Less)/ Add: Interest (income) expense, net	(1,365)	93

GAAP operating income (loss)	45,767	(54,872)

Add: Depreciation and amortization	3,556	1,977

Add: Milestone payments to partners	3,000	—

Add: Compensation related to stock options	—	96,010

Add: Manufacturing transfer costs	—	1,066

Add: Non-cash manufacturing charges	—	121

Less: Purchased in-process research and development	—	(6,966)

Consolidated EBITDA	$52,323	$37,336

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the year ended December 31, 2004 and December 31, 2003:

	(Unaudited)
	Year Ended
	December 31,
	2004	2003
	(in thousands)
GAAP net income	$143,309	$69,790

Add: Income tax	87,787	39,208

(Less)/ Add: Interest (income) expense, net	(2,161)	258

GAAP operating income	228,935	109,256

Add: Depreciation and amortization	10,630	6,272

Add: Milestone payments to partners	13,000	5,000

Add: Termination of development agreement	3,800	—

Add: Compensation related to stock options	—	144,524

Add: Manufacturing transfer costs	—	5,750

Add: Non-cash manufacturing charges	—	2,362

Less: Purchased in-process research and development	—	(6,966)

Consolidated EBITDA	$256,365	$266,198

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Product Review

Lidoderm®. For the three months ended December 31, 2004, net sales of Lidoderm® were $101.9 million compared with $48.7 million in the same period in 2003. For the twelve months of 2004, net sales of Lidoderm® were $309.2 million compared with $178.3 million in the same period a year ago. Prescription growth for Lidoderm® was up 49% and dispensed unit growth was up 53% in the fourth quarter of 2004 over the comparable 2003 period. Prescription growth for Lidoderm® was up 57% and dispensed unit growth was up 63% for the twelve months ended December 31, 2004 over the comparable 2003 period. The company estimates that prescription demand for Lidoderm® in the fourth quarter of 2004 was approximately $90 million. The company estimates that the inventory of its customers increased during the fourth quarter of 2004 to just below normal historical levels.

Percocet®. Net sales of Percocet® were $16.1 million for the three months ended December 31, 2004 compared with $47.3 million in the same period in 2003. Net sales of Percocet® were $86.5 million for the twelve months ended December 31, 2004 compared with $214.2 million in the same period in 2003. The company estimates that prescription demand for Percocet® in the 2004 fourth quarter was approximately $27 million. Net sales of Percocet® have been adversely affected during 2004 due to the introduction of generic versions of Percocet® 7.5/325 and 10/325 during the fourth quarter of 2003. Due to generic competition, inventory levels of Percocet® at the company’s customers during most of 2004 had been higher than historical levels. The company estimates that its customers’ inventory levels returned back to normal levels by the end of 2004.

Frova®. Net sales of Frova® were $6.4 million for the three months ended December 31, 2004. The company estimates that prescription demand for Frova® in the 2004 fourth quarter was approximately $10 million. The company began shipping Frova® upon closing of the license agreement in mid-August 2004 and commenced its promotional efforts in September 2004. The company had expected that inventory levels of Frova® at its customers would return closer to expected normal levels during the fourth quarter due to the buying patterns of certain of its customers prior to the company acquiring the product. The company estimates that it has been successful during the fourth quarter of 2004 in bringing these inventory levels closer to expected normal levels.

DepoDurTM. Although the company began the commercial shipments of DepoDurTM to its customers during the fourth quarter of 2004, the company determined that it was not appropriate to recognize net sales for these shipments at this time under accounting principles generally accepted in the United States. Depending on the end-user demand of DepoDurTM going forward, these shipments, which are recorded as deferred revenue of approximately $1.2 million, may be recorded as net sales in future periods.

Other branded products. Combined sales of all other branded products were $5.2 million for the three months ended December 31, 2004 compared with $2.7 million in the same period in 2003. Combined sales of all other branded products were $15.5 million for the twelve months ended December 31, 2004 versus $21.9 million in the comparable period in 2003.

Generic products. For the fourth quarter, due to increased generic competition with both Endocet® and the company’s morphine sulfate extended-release tablets, net sales from the company’s generic products decreased to $27.7 million from $43.2 million in 2003. Net sales from the company’s generic products rose to $192.4 million for the twelve months ended December 31, 2004 compared with $181.3 million in the same period in 2003.

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Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from February 10, 2005 at 2:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 3880200, and will run until 12:00 a.m. ET on February 17, 2005.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on February 17, 2005. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its wholly owned Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and

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clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and twelve months ended December 31, 2004 and December 31, 2003:

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2004	2003
Lidoderm®	$101,881	$48,741

Percocet®	16,098	47,322

Frova®	6,430	—

Other Brands	5,191	2,654

Total Brands	$129,600	$98,717

Total Generics	$27,694	$43,235

Total Net Sales	$157,294	$141,952

Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Year Ended
	December 31,
	2004	2003
Lidoderm®	$309,230	$178,299

Percocet®	86,510	214,187

Frova®	11,449	—

Other Brands	15,481	21,870

Total Brands	$422,670	$414,356

Total Generics	$192,430	$181,252

Total Net Sales	$615,100	$595,608

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The following table presents Endo’s consolidated statements of operations for the three months and year ended December 31, 2004 and December 31, 2003:

Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
NET SALES	$157,294	$141,952	$615,100	$595,608

COST OF SALES	40,998	54,786	140,989	135,671

GROSS PROFIT	116,296	87,166	474,111	459,937

COSTS AND EXPENSES:

Selling, general and administrative	54,929	42,146	180,200	155,827
Research and development	12,044	8,871	50,546	51,024
Depreciation and amortization	3,556	1,977	10,630	6,272
Loss on disposal of other intangible, including license termination fee of $3,000	—	—	3,800	—

Compensation related to stock options – primarily selling, general and administrative	—	96,010	—	144,524

Purchased in-process research and development	—	(6,966)	—	(6,966)

OPERATING INCOME (LOSS)	45,767	(54,872)	228,935	109,256

INTEREST (INCOME) EXPENSE, Net	(1,365)	93	(2,161)	258

INCOME (LOSS) BEFORE INCOME TAX	47,132	(54,965)	231,096	108,998

INCOME TAX (BENEFIT)	17,922	(23,304)	87,787	39,208

NET INCOME (LOSS)	$29,210	$(31,661)	$143,309	$69,790

NET INCOME (LOSS) PER SHARE:

Basic	$0.22	$(0.24)	$1.09	$0.54

Diluted	$0.22	$(0.24)	$1.08	$0.53

WEIGHTED AVERAGE SHARES:

Basic	131,842	131,769	131,805	128,417

Diluted	132,749	132,934	132,718	132,439

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at December 31, 2004 and December 31, 2003:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$278,034	$229,573

Accounts receivable, net	139,039	101,284

Inventory	71,415	50,450

Other current assets	79,089	92,289

Total current assets	567,577	473,596

Property and equipment, net	28,875	20,246

Goodwill	181,079	181,079

Other Intangibles, net	117,258	42,043

Note Receivable	45,047	—

Deferred income taxes	—	31,045

Other assets	7,655	5,871

TOTAL ASSETS	$947,491	$753,880

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$273,248	$185,674

Other liabilities	18,293	589

Total stockholders’ equity	655,950	567,617

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$947,491	$753,880

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The following table presents condensed consolidated cash flow data for the year ended December 31, 2004 and December 31, 2003:

Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Year Ended
	December 31,
	2004	2003
Net cash provided by operating activities	$172,072	$218,259
Net cash used in investing activities	(109,351)	(45,159)
Net cash used in financing activities	(14,260)	(429)

Net increase in cash and cash equivalents	$48,461	$172,671

Cash and cash equivalents, beginning of period	$229,573	$56,902

Cash and cash equivalents, end of period	$278,034	$229,573

Net Cash Used in Investing Activities

During the year ended December 31, 2004, net cash used in investing activities includes the $30 million license fee paid to Vernalis plc for the marketing rights to Frova®, $50 million for the loan made to Vernalis and $10 million to Orexo AB for the rights to market and develop RapinylTM.

Net Cash Used in Financing Activities

During the year ended December 31, 2004, net cash used in financing activities includes the $13.5 million payment to Endo Pharma LLC, a limited liability company that currently holds a significant portion of Endo common stock, in which affiliates of Kelso & Company and certain other members of management have an interest. This payment was made pursuant to the tax sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the Company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the Company’s public stockholders. Due to the sale of the 11 million shares of Endo common stock by Endo Pharma LLC and others during the third quarter 2004, a liquidity event as defined in the tax sharing agreement occurred, triggering the company’s obligation to pay Endo Pharma LLC the tax benefit attributable to 2001 and 2002 and 2003. Assuming the company will be able to use compensation charges resulting from the Endo Pharma LLC Stock Option Plans to reduce its taxes in 2004, due to the sale of the 19 million shares of Endo common stock by Endo Pharma LLC and others during 2004, the company will be obligated to pay to Endo Pharma LLC a tax benefit amount of approximately $43 million.

Definition of Consolidated EBITDA

Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

Reconciling Items

Compensation related to stock options is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Certain of the stock options granted pursuant to the Endo Pharma LLC stock option plans vested as our common stock reached certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of our common stock. Manufacturing transfer costs represented the costs incurred to transfer certain products from Bristol-Myers Squibb to alternative manufacturers. Endo does not anticipate incurring these manufacturing transfer costs after 2003. Milestone payments to partners represent contractual payments which will be made to development partners based upon the successful achievement of certain defined milestones. Termination of development agreement represents a termination payment paid to Lavipharm Laboratories Inc. of $3.0 million and the write-off the unamortized portion of the intangible asset related to the license of the products of $0.8 million.

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